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As filed with the Securities and Exchange Commission on December 23, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

SI INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	52-2127278
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12012 Sunset Hills Road
Reston, Virginia 20190-5869
(703) 234-7000
(Address of Principal Executive Offices)

SI International Deferred Compensation Plan
(Full title of the Plans)

Ray J. Oleson
CHAIRMAN OF THE BOARD
AND CHIEF EXECUTIVE OFFICER
SI International, Inc.
12012 Sunset Hills Road
Reston, Virginia 20190-5869
(Name and Address of agent for service)

(703) 234-7000
(Telephone number, including area code, of agent for service)

with a copy to:

Lawrence T. Yanowitch, Esq.
Thomas J. Plotz, Esq.
Shaw Pittman LLP
1650 Tysons Boulevard
McLean, Virginia 22102-4859
(703) 770-7900

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Deferred Compensation Obligations (1)	$10,000,000	100%(2)	$10,000,000(2)	$809(3)

(1)
The Deferred Compensation Obligations being registered are general unsecured obligations of SI International, Inc. to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of the SI International Deferred Compensation Plan.
(2)
Estimated solely for the purpose of calculating the registration fee.
(3)
Calculated pursuant to Rule 457(h).

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The information required by Part I is included in documents sent or given to participants in the Deferred Compensation Plan of SI International, Inc., a Delaware corporation (the "Registrant"), pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. The following documents, which are on file with the Securities and Exchange Commission, are incorporated in this Registration Statement by reference:

    (a)
    The Registrant's Annual Report on Form 10-K for the fiscal year ended December 28, 2002, as amended on Form 10-K/A filed with the Commission on April 15, 2003;

    (b)
    The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2003 filed with the Commission on May 12, 2003; the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2003 filed with the Commission on August 11, 2003; and the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2003, as amended on Form 10-Q/A filed with the Commission on December 1, 2003; and

    (c)
    The Registrant's Current Report on Form 8-K filed with the Commission on December 18, 2003.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        The SI International Deferred Compensation Plan (the "Plan") provides a select group of management or highly compensated employees ("Eligible Employees") of the Registrant and certain affiliates with the opportunity to defer the receipt of certain pre-tax cash compensation. The obligations of the Registrant under the Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of the Registrant to pay deferred compensation in the future to participating Eligible Employees ("Participants") in accordance with the terms of the Plan from the general assets of the Registrant and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The Deferred Compensation Obligations include compensation deferred by Participants, contributions made to Participants' Plan accounts by the Registrant and investment earnings (or losses) thereon. Such obligations will be denominated and payable in United States dollars.

        Subject to certain limits set forth in the Plan, each Participant may elect to defer a fixed dollar amount or a percentage up to 100% of his or her salary payable with respect to a particular calendar year and/or up to 100% of his or her bonus, if any, and/or commissions, if any, with respect to a particular fiscal year of the Registrant. The Registrant may make a discretionary contribution in any amount on behalf of one or more Participants at the end of each fiscal year.

        The Registrant maintains bookkeeping accounts to which Participants' deferrals and Registrant contributions are credited. A Participant is 100% vested in his or her compensation deferrals at all times. While the Participant is employed by the Registrant or its affiliates, he or she becomes vested in any amounts contributed by the Registrant at the conclusion of three years after the contribution is made. The Participant becomes fully vested in all amounts contributed by the Registrant upon the Participant's attainment of the age of 60 or due to the Participant's death or disability or a change of control of the Registrant.

        Deferred compensation and vested Registrant contributions (adjusted for deemed investment returns) are generally distributed upon termination of employment. However, participants may elect an in-service distribution date, provided that such date is the first date of a calendar year five, seven or ten years from the effective date of the Participant's compensation deferral agreement. A Participant, subject to the approval of the plan administrator in its sole and absolute discretion, may elect to receive distribution of all vested amounts in his or her account, subject to forfeiture of 10% of all vested amounts in his or her account and suspension of participation in the Plan for the remainder of the calendar year in which the distribution is requested and all of the following calendar year. Participants may also request an early distribution of deferred compensation in the event of an unforeseeable emergency.

        Participants may elect that their Plan benefits be distributed in a lump sum or in annual installments over a period of five, ten or fifteen years.

        No amount payable or deliverable under the Plan will be subject to anticipation, assignment, transfer, sale, mortgage, pledge or hypothecation. The plan administrator will not recognize any attempt by a third party to attach, garnish or levy upon any benefit under the Plan except as may be required by law.

        The Registrant reserves the right to amend or terminate the Plan at any time.

        The total amount of the Deferred Compensation Obligations are not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their salaries, bonuses and commissions. The duration of the Plan is indefinite.

        The Deferred Compensation Obligations are not convertible into another security of the Registrant. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Registrant.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

        Article VII of the Registrant's Second Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

        Article VI of the Registrant's Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

        In addition to indemnification provided for in the Registrant's Second Restated Certificate of Incorporation and Amended and Restated Bylaws, the Registrant has entered into indemnification agreements with its directors and executive officers. The Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The Exhibit Index immediately preceding the exhibits is attached hereto and incorporated herein by reference.

Item 9. Undertakings.

  1.
  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the

      Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (b)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reston, Virginia on this 23rd day of December, 2003.

SI International, Inc.
By:	/s/ RAY J. OLESON Ray J. Oleson Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned officers and directors of SI International, Inc. hereby severally constitute Ray J. Oleson and Thomas E. Dunn, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable SI International, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RAY J. OLESON Ray J. Oleson	Chairman of the Board and Chief Executive Officer	December 23, 2003
/s/ THOMAS E. DUNN Thomas E. Dunn	Executive Vice President, Chief Financial Officer and Chief Accounting Officer	December 23, 2003
/s/ CHARLES BOWSHER Charles Bowsher	Director	December 23, 2003
/s/ WALTER J. CULVER Dr. Walter J. Culver	Director	December 23, 2003
/s/ GENERAL R. THOMAS MARSH General R. Thomas Marsh (USAF-Ret.)	Director	December 23, 2003
/s/ JAMES E. CRAWFORD, III James E. Crawford, III	Director	December 23, 2003
/s/ WALTER C. FLORENCE Walter C. Florence	Director	December 23, 2003
/s/ EDWARD H. SPROAT Edward H. Sproat	Director	December 23, 2003

EXHIBIT INDEX

Exhibit Number	Description
4.1	SI International Deferred Compensation Plan
5.1	Opinion of Shaw Pittman LLP, counsel to the Registrant
23.1	Consent of Ernst & Young LLP
23.2	Consent of Shaw Pittman LLP, counsel to the Registrant (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)

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  PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX